Exhibit 10.2
WELLMAN, INC.
Fifth Amended and Restated
Management Incentive Compensation Plan for the Executive Group
ARTICLE I NAME
1.1 The Plan shall be known as the “Wellman, Inc. Management Incentive Compensation Plan for the Executive Group.”
ARTICLE II STATEMENT OF PURPOSE
2.1 The purpose of the Plan is to provide a system of incentive compensation that will promote the maximization of shareholder value over the long-term. In order to align management incentives with shareholder interests, this Plan will tie incentive compensation to (i) an EBITDA Return and (ii) certain performance goals. The EBITDA Return and the performance goals are stated in Exhibits A & B respectively. Both of these are designed to reward management for taking appropriate actions to increase shareholder value.
ARTICLE III DEFINITIONS
3.1 Plan Year means the fiscal year of the Company which is the calendar year.
3.2 Effective Date means (a) January 1, 1992 with respect to the original Plan, (b) January 1, 1999 with respect to the amended and restated Plan, and (c) January 1, 2001 with respect to the second amended and restated Plan, (d) January 1, 2005 with respect to the third amended and restated Plan, (e) July 1, 2007 with respect to the fourth amended and restated Plan and (f) October 1, 2007 with respect to the fifth amended and restated plan.
3.3 Committee means the Compensation Committee of the Board of Directors of Wellman, Inc. or any successor committee.
3.4 Cause means, when used with respect to the termination of the employment of the Executive by the Company, termination due to (a) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (b) the Executive’s continued failure to substantially perform his employment duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (c) conviction of, or a plea of guilty or no contest by, the Executive to a crime that constitutes a felony involving moral turpitude. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
3.5 Change of Control means:
(i) The acquisition (whether by tender offer, exchange offer or other business combinations or by the purchase of shares or other securities, and whether in a single transaction or multiple transactions), by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control and provided further, however, that for the purposes of this Agreement the Convertible Preferred Stock shall be considered Company Voting Securities based on the equivalent number of common shares that could be voted at that time; or
(ii) Individuals who, as of January 1, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2007 who is elected by the Company’s shareholders or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Board (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
(iii) Approval by the stockholders of the Company of (x) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the Persons who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (y) a complete liquidation or dissolution of the Company, or (z) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.
(iv) Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a Person in which the Executive has a direct or indirect equity interest, such event shall not constitute a Change of Control; provided, however, that the limitation contained in this sentence shall not apply to any direct or indirect equity interest in a Person (1) which equity interest is part of a class of equity interests which are publicly traded on any national securities exchange or other market system, (2) received by the Executive, without the Executive’s concurrence or consent, as a result of a purchase or other acquisition of the Company by such corporation or other entity, or (3) received by the Executive, without the Executive’s concurrence or consent, in connection with a purchase or other acquisition of the Company by such Person in respect of any stock options or performance awards granted to the Executive by the Company.
3.6 Company means Wellman, Inc., a Delaware corporation.
3.7	Additional Definitions, specifically related to the computation of the EBITA Return are in Exhibit C.
ARTICLE IV PLAN ADMINISTRATION
4.1 The Plan shall be administered by the Committee which shall have exclusive and absolute authority and discretion to interpret the Plan, to establish and modify rules for the administration of the Plan, to impose such conditions and restrictions as it determines appropriate with respect to the Plan and to take such other actions and make such other determinations as it may deem necessary or advisable for the implementation and administration of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the participants, the Company and all other interested persons. The Committee may delegate certain responsibilities to the Chief Executive Officer or Chief Financial Officer as the Committee so designates. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.
4.2 This Plan may be amended, suspended or terminated any time at the sole discretion of the Board of Directors of Wellman, Inc., provided, however, that no such change in the Plan shall be effective to eliminate or diminish the distribution of any award earned by a Plan participant before the date of such amendment, suspension or termination. Notice of any such amendment, suspension or termination shall be given promptly to each Plan participant.
ARTICLE V PARTICIPATION
5.1 The participants in the Plan consist of those employees who are executives identified by the Committee.
ARTICLE VI DESCRIPTION OF PLAN OPERATION
6.1 A target percentage will be assigned to each Plan participant by the Committee annually (the “target percentage”). The target percentage will be the percentage of salary a Plan participant will be eligible to earn in bonus if he achieves (i) corporate performance goals measured by an EBITDA return on assets and (ii) performance goals. These targets will be determined in the sole discretion of the Committee. The targeted bonus percentages for the CEO and other positions that may be named executive officers are listed in Exhibit D.
The amount of the bonus payable hereunder to each Plan participant will be calculated annually in 2007 and quarterly in 2008 and the Committee determination of the Compensation Committee will be final.
Bonuses hereunder will be calculated annually in 2007 and quarterly in 2008. Bonuses for 2007 will be paid on or before March 15, 2008 and bonus thereafter will be paid within 5 days of the filing of the Form 10-Q or 10-K for that quarter as applicable.
ARTICLE VII CHANGE IN STATUS DURING THE PLAN YEAR
7.1 Disability means that the Executive has been unable, for the period specified in the Company’s disability plan for senior executives, but not less than a period of 180 consecutive days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury. A participant shall receive a pro rata bonus based on the number of full months worked for the year in which the disability started. The payment shall be made at the regular time for making bonus payments.

7.2 Death. A participant’s beneficiary (as designated for this plan or if not specifically designated for this plan, the beneficiary(ies) designated for the corporate life insurance program) shall receive a pro rata bonus based on the number of full months worked for the Plan Year in which they die. The payment will be made at the regular time for making bonus payments.
7.3 Retirement. A participant who retires from the Company upon or after reaching age 55 shall receive a pro rata bonus based on the number of full months worked for the Plan Year in which he/she retires. The payment will be made at the regular time for making bonus payments.
7.4 Resignation or Termination for Cause. Termination of employment for Cause or voluntary termination by a participant results in the forfeiture of any award for the Plan Year in which employment terminates.
7.5 Termination without Cause. A participant who is terminated for reasons other than those described above will receive a pro rata portion of that Plan Year’s award. The payment will be made at the regular time for making bonus payments or as mutually agreed by the Committee and the terminated participant.
7.6 No Guarantee. Participation in the Plan provides no guarantee that a bonus under the Plan will be paid in any Plan Year. Similarly, the payment of a bonus under the Plan in one Plan Year or selection as a participant is no guarantee that a bonus under the Plan will be paid in any subsequent Plan Year.
ARTICLE VIII GENERAL PROVISIONS
8.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes which, in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.
8.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.
8.3 No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.
8.4 Disputed Claims for Benefits. In the event a participant (a “claimant”) has a dispute with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the payment date. Failure by the claimant to submit his or her claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a participant for benefits.
8.5 Rights Personal to Employee. Any rights provided to an employee under the Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his or her lifetime, only by such employee.
8.6 Confidentiality. Specific details of any calculations under the Plan must remain confidential and because of the individuality of the awards, participants should not share information with each other.
8.7 Wellman, Inc. Profit Sharing Plan or Other Plans. Participants in the Wellman, Inc. Management Incentive Compensation Plan are not eligible to participate in the Wellman, Inc. Bonus or Profit Sharing Plan.
8.8 Change of Control. Upon any Change of Control, unless the Committee in its sole discretion determines otherwise prior to the Change of Control, the benefits of the Plan will be paid to all participants within 45 days of the Change of Control date. Plan payments will be based on the full Plan Year’s forecasted results as defined in the most recent financial forecast presented to the Board prior to the Change of Control date using the most recent annual base salary of each participant.
8.9 No Continued Employment. Neither the establishment of the Plan, the assignment of targets nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.
8.10 No Vested Rights. Except as otherwise provided herein, no employee or other person shall have any claim or right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a participant shall be assignable or subject to claim by a participant’s creditors.
8.11 Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan participants except as specified herein. This is a complete statement of the terms and conditions of the Plan.

Exhibit A –
Payout Percentages Based on EBITDA Return

EBITDA	Payout
Return	Percentage
11.0% or less	0%
11.7%	5%
13.5%	8%
14.6%	15%
15.8%	40%
17.0%	100%
18.1%	140%
19.3%	175%
20.5%	200%
21.7%	225%
22.8%	245%
Payout Percentages for Performance Goals
The amounts an individual can earn based on achieving performance goals are between 0% and 245% of the targeted bonus relating to performance goals. Performance goals have a minimum, a target and a maximum objective. If all the maximum performance goals are achieved or exceeded, an individual will earn 245% of their targeted bonus based on performance goals. If all of the targeted performance goals are achieved, an individual will earn 100% of their targeted bonus based on performance goals. If all of the targeted performance goals are at or below the minimum levels specified, an individual will not earn any bonus for their performance goals. Results between these levels will be determined proportionally based on the table — Payout Percentage Based on EBITDA Return.
The payout percentage determines the amount of the incentive payment that is based on the EBITDA return (as opposed to the performance portion). The portion of the incentive payment that is based on the EBITDA return is computed by multiplying the executives salary times the Target Award Percentage (See Exhibit D) times the allocation of the target award to the EBITDA return portion (see Exhibit D) times the payout percentage above.

Exhibit B
Performance Goals
2007

Goal	Weighting
Safety Targets based on OSHA ratings	15.0%
Sales Volume Targets for PET resin	7.5%
Sales Volume Targets for polyester staple fiber	7.5%
Operational and SG&A spending (non-plant)	15.0%
Direct Plant Cash Spending — Fibers	7.5%
Direct Plant Cash Spending — Resins	7.5%
Customer Satisfaction	15.0%
Debt Reduction	25.0%

100.0%

2008

Goal	Weighting
Safety Targets based on OSHA ratings	15.0%
Sales Volume Targets for PET resin	7.5%
Sales Volume Targets for polyester staple fiber	7.5%
Operational and SG&A spending (non-plant)	15.0%
Direct Plant Cash Spending	15.0%
Customer Satisfaction	15.0%
Working Capital Target(s)	25.0%

100.0%

The specific details of the Performance Goals are established annually by the Compensation Committee.

Exhibit C
Definitions
Accounts Payable are the Accounts Payable reported on the balance sheet for the applicable period in the Company’s Public Filings
Accrued Liabilities are the Accrued Liabilities reported on the balance sheet for the applicable period in the Company’s Public Filings
Adjusted EBITDA is the Gross Profit less SG&A Expense plus D&A plus Incentive Compensation.
Average Net Assets are the Net Assets for December 31st of the previous fiscal year plus the Net Assets at the end of each fiscal period in the current year divided by thirteen.
Bonus Plan is a plan that provides incentive compensation to all employees that are not participants in the MIP or similar plans.
Cash is the cash reported on the balance sheet for the applicable period in the Company’s Public Filings.
CIP is construction in progress reported on the balance sheet for the applicable period in the Company’s Public Filings.
Current Assets are the current assets reported on the balance sheet for the applicable period in the Company’s Public Filings.
D&A is the depreciation and amortization reported on the statement of cash flows for the applicable period in the Company’s public filings but only to the extent is reduces Gross Profit or increases SG&A Expense.
EBITDA Return is a percentage which is calculated by dividing Adjusted EBITDA for a fiscal year divided by the Average Net Assets.
Environmental Reserves are the estimated future liabilities that are recorded on the balance sheet for the applicable period in the Company’s Pubic Filings.
Executive Officers are the officers designated as executive officers in the Company’s most recently filed Form 10-K.
Gross Profit is the Gross Profit reported on the income statement for the applicable period in the Company’s Public Filings.
Idle Assets are any property plant and equipment that has not been utilized for 28 consecutive days on the last day of each Fiscal Period

Incentive Compensation is the sum of the any amounts reflected as an expense reducing gross profit or increasing SG&A expenses relating to incentive compensation earned in the MIP and the Bonus Plan and the Profit Sharing Plan.
Long Term Receivables are any amounts due from either current or former customers that are included in Other Assets as reported in the Company’s Public Filings.
MIP is a plan that provides incentive compensation to senior management including the Executive Officers that is accrued pursuant to the MIP or similar plan.
Net Assets are the Current Assets less Cash plus Net PP&E less CIP less Idle Assets plus the Prepaid Raw Material Contract plus Long Term Receivables less Accounts Payable less Accrued Liabilities less Environmental Reserves.
Net PP&E is the Property Plant and Equipment less the related accumulated depreciation reported on the balance sheet for the applicable period in the Company’s Public Filings.
Prepaid Raw Material Contract is the amount related to a prepayment for a raw material contract that are included in Other Current Asset and Other Assets reduced by the related amortization, all as reported in the Company’s Public Filings.
Profit Sharing Plan is the plan that provides incentive compensation to all exempt employees that are not participants in the MIP, Wellman Bonus Plan or similar plans.
Public Filings are the applicable Form 10-K or 10-Q that is initially filed with the SEC.
SG&A Expense is the selling, general and administrative expense reported on the income statement for the applicable period in the Company’s Public Filings.

Exhibit D
Targeted Award Percentages of Named Executive Officers

Chief Executive Officer	65%
Chief Financial Officer, Chief Accounting Officer, Vice President of Manufacturing, Vice President of Business Operations, Vice President of Sales, Vice President of Strategic Planning and Raw Material Procurement, and Vice President of Human Resources	50%
Allocation of Targeted Awards

	2007	2008
EBITDA Return	75%	50%
Performance Objectives	25%	50%